Exhibit 3.1
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMNEAL PHARMACEUTICALS, INC.

It is hereby certified that:
1. The present name of the corporation (hereinafter called the “Corporation”) is AMNEAL PHARMACEUTICALS, INC. The Certificate of Incorporation of the Corporation was originally filed under the name Atlas Holdings, Inc. with the Secretary of State of the State of Delaware on October 4, 2017. The Corporation filed a Restated Certificate of Incorporation on May 4, 2018, which amended the name of the Corporation to Amneal Pharmaceuticals, Inc.
2.    This Second Amended and Restated Certificate of Incorporation, which integrates and restates and also further amends the provisions of the Corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
3.    The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: NAME
The name of the corporation is AMNEAL PHARMACEUTICALS, INC. (hereinafter called the “Corporation”).

SECOND: REGISTERED OFFICE AND AGENT
The registered office of the Corporation is to be located at 1209 N. Orange Street, Wilmington, Delaware, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: CAPITAL STOCK
Section 1. Authorization.
(a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Billion Two Hundred and Two Million (1,202,000,000) shares, consisting of (i) One Billion Two Hundred Million (1,200,000,000) shares of Common Stock, $.01 par value per share (the “Common Stock”), of which Nine Hundred Million (900,000,000) are designated as Class A Common Stock (“Class A Common Stock”) and Three Hundred Million (300,000,000) are

designated as Class B Common Stock (“Class B Common Stock”) and (ii) Two Million (2,000,000) shares designated preferred stock, $.01 par value per share (the “Preferred Stock”).
(b) The Preferred Stock may be issued in any number of series by the Board of Directors of the Corporation (the “Board”) pursuant to this ARTICLE FOURTH and ARTICLE SIXTH.

FIFTH: COMMON STOCK
Section 1. Common Stock; Identical Rights. Except as expressly provided otherwise in this ARTICLE FIFTH or as required by law, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

Section 2. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of any series of Preferred Stock as may be designated by the Board upon any issuance of any series of Preferred Stock.

Section 3. Dividends. Subject to applicable law and any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the Board at any time and from time to time may declare and pay dividends on the outstanding shares of Class A Common Stock, on a pari passu basis, out of funds legally available for the payment of dividends. When, as and if such dividends are declared by the Corporation’s Board , whether payable in cash, property, or securities of the Corporation, the holders of Class A Common Stock shall be entitled to share equally therein, on a pari passu basis, in accordance with the number of shares of Class A Common Stock held by each such holder. Dividends shall not be declared or paid on the Class B Common Stock.

Section 4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment to all creditors of the Corporation of the full amounts to which they shall be entitled and subject to any preferential or other rights of the holders of any outstanding shares of Preferred Stock, the holders of Class A Common Stock shall be entitled to share equally therein, on a pari passu basis, in accordance with the number of shares of Class A Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the stockholders of the Corporation, whether such assets are capital, surplus or earnings. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation.

For the purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the sale, lease, exchange or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation.

Section 5. Voting.

Class A Common Stock and Class B Common Stock. Each holder of Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share of Class A Common Stock or Class B Common Stock held of record by such holder. Except as required by law or as otherwise expressly provided for in this Restated Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters upon which such holders are entitled to vote.

Section 6. Restrictions on Transfer and Issuances.

a)	No shares of Class B Common Stock may be issued except to a holder of Common Units or its Affiliates (other than the Corporation or any subsidiary of the Corporation that is a holder of Common Units), such that after such issuance of Class B Common Stock such holder (together with its Affiliates) holds an identical number of Common Units and shares of Class B Common Stock unless otherwise provided in the LLC Agreement (as defined below).

b)
No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation, upon which transfer of such shares shall, to the full extent permitted by law, automatically be retired or (ii) in accordance with the terms of the Stockholders Agreement (as defined herein) and the Third Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of May 4, 2018, as the same may be further amended and/or restated from time to time (the “LLC Agreement”), copies of which will be provided to any stockholder of the Corporation upon written request therefor. Any stock certificates representing shares of Class B Common Stock shall include a legend referencing the transfer restrictions set forth herein. As used in this Restated Certificate of Incorporation, “Common Units” has the meaning assigned to such term in the LLC Agreement.

Section 7. [Reserved]

SIXTH: ADDITIONAL SERIES OF PREFERRED STOCK
Section 1. Designation of Additional Series of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide for, designate and issue, out of the 2,000,000 authorized but undesignated and unissued shares of Preferred Stock, one or more series of Preferred Stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board shall fix, and hereby is expressly empowered to fix, by resolution or resolutions and by filing a certificate of designation pursuant to the DGCL with the Secretary of State of the State of Delaware setting forth such resolution or resolutions, the designations and the powers, preferences, privileges and rights and qualifications, limitation and restrictions of such series, including but not limited to, the following:

a)	the designation of such series, the number of shares to constitute such series and the stated value thereof, if any, if different from the par value thereof;

b)	whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of this class;

d)	whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

e)	the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

f)	whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of capital stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and condition or exchange;

h)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of capital stock of any other class or any other series of this class;

i)	the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

j)	any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The Board is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of capital stock of any series of Preferred
Stock designated as any one or more Series of Preferred Stock pursuant to this ARTICLE SIXTH.

Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

SEVENTH: ELECTION OF DIRECTORS
Section 1.     [Reserved]

Section 2.     Directors. Subject to any rights of holders of any series of Preferred Stock to elect directors pursuant to this Restated Certificate of Incorporation or any Certificate of Designations, the holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to vote to elect, remove or replace all other directors to the Board.

Section 3.    Written Ballots. The election of directors need not be by written ballot unless the Bylaws so provide.

EIGHTH: AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power. Subject to applicable law and to the Stockholders Agreement, and subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Restated Certificate of Incorporation, or to adopt any new provision of this Restated Certificate of Incorporation.

NINTH: AMENDMENT OF BYLAWS
Subject to the Stockholders Agreement, the Board is authorized and empowered from time to time in its discretion to make, alter, amend or repeal the Bylaws of the Corporation by the affirmative vote of not less than a majority of the Board, except as such power may be restricted or limited by the DGCL.

TENTH: FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate of Incorporation (as may be amended, altered, changed or repealed) or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE TENTH.

ELEVENTH: CORPORATE OPPORTUNITIES
Section 1. General. In recognition and anticipation (a) that the Corporation will not be a wholly owned subsidiary of Amneal and that Amneal will be a significant stockholder of the Corporation, (b) that directors, officers and/or employees of Amneal may serve as directors and/or officers of the Corporation, (c) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Amneal and the Corporation (including the Stockholders Agreement), Amneal engages or may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (d) that Amneal may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (e) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of Amneal, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of Amneal, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and Amneal, on the other hand. The sections of this ARTICLE ELEVENTH shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Amneal and the conduct of certain affairs of the Corporation as they may involve Amneal and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this ARTICLE ELEVENTH.

Section 2. Certain Agreements and Transactions Permitted. The Corporation has entered into the Stockholders Agreement with Amneal, and, subject to the Stockholders Agreement, may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Amneal pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and Amneal, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other.

Section 3. Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Amneal, including in the Stockholders Agreement, Amneal shall to the fullest extent permitted by law have no duty to refrain from (a) engaging in the same or similar activities or lines of business as the Corporation or (b) doing business with any client, customer or vendor of the Corporation. Except as otherwise agreed in writing between the Corporation and Amneal, the Corporation to the fullest extent permitted by law renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any corporate opportunity presented to Amneal or any Dual Role Person pursuant to Section 122(17) of the DGCL and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if, in the case of a corporate opportunity presented to Amneal, Amneal acts in a manner consistent with the following policy: if Amneal is presented with or acquires knowledge of a corporate opportunity, such corporate opportunity shall belong to Amneal unless such opportunity was expressly offered to Amneal in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, Amneal shall to the fullest extent permitted by law not be liable to the Corporation by reason of the fact that Amneal acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

Section 4. Dual Role Persons. To the fullest extent permitted by law, no Dual Role Person who is presented with or acquires knowledge of a corporate opportunity in any capacity (i) shall have any duty to communicate or offer to the Corporation or any of its Affiliated Companies any corporate opportunity, (ii) shall be prohibited from communicating or offering any corporate opportunity to Amneal or any other person or participating in such corporate opportunity and (iii) to the fullest extent permitted by law, shall have any liability to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, related to such corporate opportunity.

Section 5. Certain Definitions. For purposes of this ARTICLE ELEVENTH, (a) “Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, (b) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section 3 of this ARTICLE ELEVENTH would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Amneal or its directors, officers and/or employees will be brought into conflict with that of the Corporation, (c) “Amneal” shall mean Amneal Holdings LLC and its Affiliates (other than the Corporation and any entity that is controlled by the Corporation), and (d) “Dual Role Person” shall mean any individual who is a director, officer or employee of the Corporation and is also a director, officer or employee of Amneal.

TWELFTH: STOCKHOLDERS AGREEMENT
For so long as that certain Second Amended and Restated Stockholders Agreement, dated as of December 16, 2017, by and among the Corporation and each of the Amneal Group Members (as defined therein), as amended from time to time, a copy of which will be provided to any stockholder of the Corporation upon written request therefor (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

THIRTEENTH: INDEMNIFICATION, ADVANCEMENT OF
EXPENSES AND EXCULPATION
Section 1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof)
initiated by such person or any proceeding by such person against the Corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Corporation, in its sole discretion, or (iv) such indemnification is required to be made under Section 3 of this ARTICLE THIRTEENTH, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law.

Section 2. Advancement of Expenses.

a)	The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in defending any such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 of this ARTICLE THIRTEENTH or otherwise.

b)	Notwithstanding the foregoing, unless otherwise determined pursuant to Section 2 of this ARTICLE THIRTEENTH, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 3. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this ARTICLE THIRTEENTH shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this ARTICLE THIRTEENTH to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within sixty (60) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim.

In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including the Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including the Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE THIRTEENTH or otherwise shall be on the Corporation.

Section 4. Good Faith.

a)
For purposes of any determination under this ARTICLE THIRTEENTH, a director or executive officer shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his conduct was unlawful, if his action is based on information, opinions, reports and statements, including financial statements and other financial data, in each case prepared or presented by:

i.	one or more officers or employees of the Corporation whom the director or executive officer believed to be reliable and competent in the matters presented;

ii.	counsel, independent accountants or other persons as to matters which the director or executive officer believed to be within such person’s professional competence; and

iii.	with respect to a Director, a committee of the Board upon which such director does not serve, as to matters within such Committee’s designated authority, which committee the director believes to merit confidence; so long as, in each case, the director or executive officer acts without knowledge that would cause such reliance to be unwarranted.

b)	The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, that he had reasonable cause to believe that his conduct was unlawful.

c)	The provisions of this ARTICLE THIRTEENTH shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth by the DGCL.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this ARTICLE THIRTEENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 7. Insurance. The Board may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the

Corporation, or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this ARTICLE THIRTEENTH or of the DGCL; and the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/
or other similar arrangements) to the full extent authorized or permitted by the DGCL and other applicable law to ensure the payment of such amounts as may become necessary to effect the indemnification as provided in this ARTICLE THIRTEENTH or elsewhere.

Section 8. Definitions. For the purposes of this ARTICLE THIRTEENTH, the following definition shall apply:

a)	The term “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE THIRTEENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

b)	The term “other enterprises” shall include employee benefit plans;

c)	The term “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

d)	References to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and

e)	A person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE THIRTEENTH.

Section 9. Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this, limitation of liability shall not eliminate or limit the liabilities of the directors for any breach of the director’s duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit; provided, further, that this limitation of liability shall not eliminate or limit the liability of a director for any act or omission occurring prior to the filing of this Restated Certificate of Incorporation.

Section 10. Survival of Rights. The rights conferred on any person by this ARTICLE THIRTEENTH shall continue as to a person who has ceased to be a director, officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Savings Clause. If this ARTICLE THIRTEENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this ARTICLE THIRTEENTH that shall not have been invalidated, or by any other applicable law. If this ARTICLE THIRTEENTH shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

Section 12. Amendment or Repeal. Any repeal or modification of the provisions of this ARTICLE THIRTEENTH shall only be prospective and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

FOURTEENTH: CERTAIN DEFINITIONS
Section 1. Except as otherwise provided in this Restated Certificate of Incorporation, the following definitions shall apply to the following terms as used in this Restated Certificate of Incorporation:

a)
“Affiliate” shall mean (1) in respect of Amneal, any Person that, directly or indirectly, is controlled by Amneal, controls Amneal or is under common control with Amneal and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation and (3) in respect of TPG, any Person that, directly or indirectly, is controlled by TPG or by any Person that controls TPG.

b)	“Amneal” shall mean Amneal Pharmaceuticals, Inc.

c)
“Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its undersigned officer this 5th day of May, 2021.

AMNEAL PHARMACEUTICALS, INC.

By: /s/ Stephen J. Manzano
Name: Stephen J. Manzano
Title: Corporate Secretary